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                                                                      EXHIBIT 99
                                                                      ----------



FOR IMMEDIATE RELEASE
Date:     June 2, 1997
Contact:  Steven R. Siegel, Executive V.P./CFO
          Telephone:  (617) 348-7100
          Facsimile:  (617) 348-7130


             Filene's Basement Reports Appointment of New President
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Wellesley, Massachusetts - June 2, 1997 - Filene's Basement Corp. (NASDAQ-BSMT)
announced today that W. Jay Carothers, currently President of Federated Merchandising Group (FMG) will be joining the Company as a member of the Board of Directors, President and Chief Operating Officer, succeeding Mone Anathan III, who has chosen to reduce his time commitment to the Company as part of a previously planned early retirement program. Mr. Carothers' appointment will become effective June 20, 1997.

Samuel Gerson, Chairman and Chief Executive Officer, Jay Carothers as Chief Operating Officer and Jim Anathan as Vice Chairman of the Board of Directors and Chairman of the Executive Committee will occupy the Office of the Principals. Steve Siegel will continue in his role as Executive Vice President and Chief Financial Officer, Treasurer & Secretary.

In commenting on the appointment, Gerson said "We are extremely pleased to have attracted a person of Jay's caliber. His management experience and track record speak for themselves and I am confident that he will be a great asset to the Company. At the same time, over the next several years, we will have the continued benefit of Jim Anathan's assistance in the transition as well as his counsel as he gradually phases out of the daily operations of the business. This is a win, win situation for Filene's Basement."

Anathan, who has led the operations of the Company since 1983, had previously decided that upon the conclusion of the Company's successful repositioning and return to profitability, he would seek early retirement from an extensive and successful business career in the retail sector.

When contacted, Anathan commented "As a director and a principal of the Company, I look forward to an ongoing relationship with my friend and partner, Sam Gerson, as well as the opportunity, although on a more limited basis, to participate in the future success of Filene's Basement. Additionally, as I begin this new phase of my



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life, I will also have the opportunity to pursue other interests outside the realm of retailing. After more than 30 years in this business, I think it's time for a change."

Carothers brings to the Basement an extensive finance and operating background. His career started after a seven year tour of duty with the US Navy. He received his Bachelor of Science degree in engineering from the Naval Academy and an MBA degree in Marketing at the Citadel. Prior to his responsibilities at Federated, Jay had been a Vice Chairman of Macy's Corporate Product Development and World Wide Sourcing. Previously, he served in the capacity of VP Operations of Izod and Director and Chief Financial Officer of Mast Industries - Far East Division. He was also Vice President, Finance and Operations for Phillips Petroleum Company's Asian and Middle East operations.

Carothers is a board member of the Metropolitan New York USO and is on the Advisory Board of Auburn University. He, his wife, Lisa, and his son, Jason, will reside in Dover, MA.

Mone (Jim) Anathan was named President of Filene's Basement in January of 1984 after having served as Senior Vice President of Gold Circle, a prior Division of Federated Department Stores. He and his partner, Sam Gerson, led the management buyout of Filene's Basement in 1988 and took the Company public in 1990.

In addition to serving on the Board of Directors of Filene's Basement, Anathan serves on the boards of Brookstone, Crane Co., Medusa Corporation, Harvard Pilgrim Health Plan, Beth Israel Deaconess Hospital, and the Shelter.

Filene's Basement Corp. operates speciality stores, which offer focused, quality, branded assortments of men's and women's apparel, at prices generally 20 - 60 percent below department and specialty store regular prices.